RF

Right Fortune International Limited
“Strategic Launch Specialists” ™

EXCLUSIVE RIGHT OF RESELL AGREEMENT

     THIS AGREEEMENT, effective as of January 1, 2014, made by and between RIGHT FORTUNE INTERNATIONAL LIMITED, hereinafter referred to as LICENSOR, and JOYMAIN INTERNATIONAL DEVELOPMENT GROUP,INC., hereinafter referred to as LICENSEE, and jointly hereinafter referred to as the Parties; and

     WHEREAS, the LICENSOR is the sole owner of the marketing rights for the juice blend knows as Yolexury™, and

     WHEREAS, the LICENSEE has successfully sold Yolexury™ within the China market and now desires to obtain the exclusive right to Greater China for the sale of Yolexury™, and

     WHEREAS, LICENSEE is willing to grant such exclusive global rights under terms and conditions agreeable to the Parties hereto:

     THEREFORE in consideration of the mutual promises contained in this Agreement, and other good and valuable consideration, the Parties do agree as follows:

SECTION ONE.

GRANT OF EXCLUSIVE RIGHT TO RESELL THE JUICE BLEND KNOWS AS
YOLEXURY™ IN GREATER CHINA

     LICENSOR hereby grants to LICENSEE exclusive rights to resell the juice blend known as Yolexury™, and shall not grant the right of sale of Yolexury™ branded product to any other person or entity in China, Hong Kong, Macau or Taiwan, hereinafter collectively referred to as Greater China.. This exclusive right shall be for the calendar year 2014, subject to all of the terms and conditions of this Agreement.

SECTION TWO.

LIMITATION TO TERM OF LICENSE

     The above-described right to resell in Greater China is for the calendar year 2014 only, however, this term of exclusivity will be automatically renewed annually, subject to mutual agreement by both parties and upon placement in each of the prior calendar year of the required minimum purchases from LICENSOR of Yolexury™ branded formula product, which minimums are referred to herein as the annual Yolexury™ Minimum Order Quantities (YMOQ).

     The annual YMOQ that must be met for each the next two years in Greater China is as follows:

2014 YMOQ 400,000 750ml bottles

2015 YMOQ 450,000 750ml bottles

     The YMOQ beyond 2015 will be established by mutual agreement of the Parties.

     YMOQ is defined as submitting both a Purchase Order and the required initial deposit associated with the Purchase Order as defined by the terms of the Purchase Order by December 31st of each calendar year. For purposes of satisfying the terms of this exclusive Resell Agreement, one Travel Pack box of 30 1oz packages of Yolexury™ may be substituted for one 750ml bottle of Yolexury™ . The YMOQ for Countries other than Greater China shall be as established by mutual agreement between the parties. However, Licensor shall not grant rights to Yolexury™ in any country to any other party so long as LICENSEE continues to meet the agreed upon YMOQs.

     Each year in which the YMOQ is met, the LICENSEE shall retain its right of resale and will have the exclusive right to resell Yolexury™ for the succeeding next calendar year as the exclusive reseller of Yolexury™. If the YMOQ is not met in any calendar year, then LICENSEE shall not have the exclusive right to Yolexury™ in the succeeding next calendar year. In addition, LICENSOR shall have the right to terminate the right to resale and this Agreement upon the occurrence of any events stipulated in SECTION FOUR of this Agreement. The YMOQ for each year will be established by mutual agreement between the parties for each country. LICENSOR reserves the right, but shall not be obligated to adjust downward the annual YMOQ at any time if market conditions are deemed by LICENSOR to have changed adversely.

SECTION THREE.

BEST MARKETING EFFORTS

     LICENSEE shall exercise its “Best Efforts” to maximize its marketing efforts and selling efforts to increase the sales of Yolexury™ during the term of this Agreement. Further, LICENSEE shall continue to work with and fund the research of Dr. Gary Booth in order to bring the maximum exposure and positive influence of Yolexury™ throughout the world.

SECTION FOUR.

TERMINATION

This Agreement will terminate upon the occurrence of any of the following events:

a.	LICENSEE fails to satisfy its accounts payable debts to LICENSOR as defined by the terms of Purchase Orders.
b.	Annual YMOQ are not met during any calendar year (subject to terms of SECTION 2).
c.

LICENSEE enters into bankruptcy, ceases to be in business for any reason, commits an act of fraud or is involved in a dispute which would negatively and permanently damage the Yolexury™ brand in any country to which LICENSEE has been given exclusive rights.

d.	LICENSEE attempts to add to or modify the Yolexury™ formula or repackage the liquid in any form other than as purchased from LICENSOR.
e.	LICENSEE attempts to manufacture or purchase Yolexury™ or any variant thereof from any source other than LICENSOR.
f.	LICENSEE attempts to redistribute Yolexury™ product to any person, subsidiary, sublicense or any entity other than individual distributors of Joymain International Development Group, Inc.
g.	LICENSEE ceases to sell into the Direct Selling Channel in China.
h.	Both LICENSEE and LICENSOR mutually agree to terminate the Agreement.

SECTION FIVE.

GOVERNING LAW

     It is agreed that this Agreement shall be governed by, construed, and enforced in accordance with the laws of the State of Utah, USA. In the event a dispute, the Parries hereby consent to the jurisdiction of the courts of the State of Utah, USA.

SECTION SIX.

ENTIRE AGREEMENT

     This Agreement constitutes the entire agreement between the parties and any prior understanding or representation of any kind preceding the date of this Agreement shall not be binding on either party except to the extent incorporated in this Agreement.

SECTION SEVEN.

MODIFICATION OF AGREEMENT

     Any modification of this Agreement or additional obligation assumed by either party in connection with this Agreement shall be binding only if evidenced in writing signed by each party or an authorized representative of each party.

SECTION EIGHT.

NOTICES

     All notice, requests or other necessary communication information provided for or concerning this Agreement should be sent in writing form in person or by mail to the designated contact with address specified by the Parties, or be faxed to the designated contact with fax number specified by the Parties, or be sent by E-mail to the specified E-mail addresses. (In case a certain Party’s mailing address, fax number or E-mail recipients are subject to change, one shall promptly notify the other Party in writing, otherwise the variation of contact information will be deemed invalid)

SECTION NINE.

ATTORNEY FEES

     In the event that any lawsuit is filed in relation to this Agreement, the unsuccessful party in the action shall pay to the successful party, in addition to all the sums that either party may be called on to pay, a reasonable sum for the successful party’s attorney fees, court costs and other expenses associated with the lawsuit as set forth by the court.

SECTION TEN.

ASSIGNMENT OF RIGHTS

     The rights of each party under this Agreement are personal to that party and may not be assigned or transferred to any other person, firm, corporation, or other entity without the prior, express, and written consent of the other party hereto.

LICENSOR	LICENSEE

_________________________	____________________________
Phillip C Hutchings	Jian(David) Shao
CEO	Chief Business Development Officer
Right Fortune International Limited.	Joymain International Development Group, Inc.

Date:	Date: